SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 15, 2015

Domino’s Pizza, Inc.

(Exact name of registrant as specified in its charter)

Commission file number:

001-32242

Delaware	38-2511577
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

30 Frank Lloyd Wright Drive

Ann Arbor, Michigan 48106

(Address of principal executive offices)

(734) 930-3030

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 15, 2015 the Board of Directors (the “Board”) of Domino’s Pizza, Inc. (the “Company”) appointed Andy Ballard to the Board. Mr. Ballard currently serves as the CEO and co-founder of Quad Analytix, an ecommerce data analysis company, a position he has held since December 2012. In addition, Mr. Ballard is also the Founder and Managing Partner of Figtree Partners, an investment firm focused on digital media, a position he has held since November 2012. In addition, Mr. Ballard has worked for Hellman & Friedman since January 2004, as a Director from January 2004 through 2006, a as Managing Director from 2006 through December 2012 and as Senior Advisor from December 2012 through the present.

The Board increased its size from eight to nine members and appointed Mr. Ballard to fill the vacancy. Mr. Ballard, 42, will stand for re-election at the 2016 annual meeting of shareholders. Mr. Ballard was not appointed to any of the Board’s committees at this time but it is anticipated that such appointment will happen in the near future.

Mr. Ballard will participate in the Company’s standard independent director compensation program. Pursuant to this program, Mr. Ballard will receive an annual retainer of $65,000. In addition under the director compensation program, Mr. Ballard received an equity grant of restricted stock with a fair market value of $100,000 with a one-year vesting period. There is no arrangement or understanding under which Mr. Ballard was appointed as a director. There are no transactions involving Mr. Ballard requiring disclosure under Item 404(a) of Regulation S-K.

A copy of the press release announcing the appointment of Mr. Ballard as a director is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release dated July 20, 2015 relating to Andy Ballard.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DOMINO’S PIZZA, INC.
(Registrant)

Date: July 20, 2015

/s/ Kenneth B. Rollin
Kenneth B. Rollin
Executive Vice President and General Counsel

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